Exhibit 10.44

AMENDED AND RESTATED SENIOR PROMISSORY NOTE

Up to $1,000,000	Original Issue Date: April 8, 2015
Amended and Restated: July 10, 2015
Los Angeles, CA

FOR VALUE RECEIVED, Loton, Corp, a Nevada corporation (“Borrower”), promises to pay to the order of Trinad Capital Master Fund, Ltd., a Cayman Island exempted company (“Lender”), the lesser of (i) the principal sum of One Million Dollars ($1,000,000) (the "Maximum Advance Amount"), or (ii) the aggregate unpaid principal amount of the Advances (as defined below) made by Lender to Borrower from time to time pursuant to the terms of this Amended and Restated Senior Promissory Note (this “Note”), plus interest at the applicable Note Rate (as defined in paragraph 2) on the unpaid principal amount hereof from the date of disbursement until the date such amounts are repaid by Borrower in full.

This Note amends and restates in its entirety that certain Senior Promissory Note dated April 8, 2015 (the "Original Note") made payable to Lender in the original principal amount of $195,500 and evidences loans or Advances made by Lender to Borrower from time to time under the Original Note, as amended and restated by this Note. This Note does not constitute a satisfaction, release, termination, novation or discharge of the Original Note but is a modification (and, as modified, a continuation) of the Original Note.

1.          Maturity. All outstanding unpaid principal and accrued but unpaid interest (the “Advance Balance”) shall be due and payable on June 30, 2016 or such later date as Lender may agree to in writing (the “Maturity Date”) unless, prior to such date, this Note shall have been prepaid in full pursuant to paragraph 4.

2.          Interest.

(a)          The principal sum outstanding at any time during the period from the Original Issue Date of this Note until the Maturity Date (the “Term”) shall bear interest at the rate of eight percent (8%) per annum (the “Note Rate”), but in no event more than the maximum interest rate permitted by applicable law. Interest shall be calculated daily on the basis of a 365-day year at the rate equal to the Note Rate, and shall be payable on the last business day of each calendar quarter commencing on June 30, 2015 (each, an “Interest Payment Date”).

(b)          Prior to the Maturity Date, Borrower may from time to time in lieu of making a payment to Lender pursuant to paragraph 3 of the interest due and payable under this Note on any applicable Interest Payment Date, elect that the amount of such interest be added to the principal sum outstanding under this Note (such election, the “PIK Election”). Borrower shall provide written notice of the PIK Election to Lender at least five (5) days before such applicable Interest Payment Date, which notice shall state (i) the amount of interest due and payable under this Note to be added to the principal sum outstanding ("PIK Interest") and (ii) the Interest Payment Date on which the PIK Interest would otherwise be due and payable to Lender. For the avoidance of doubt, immediately after each PIK Election, the principal sum outstanding under this Note shall equal the sum of (x) the outstanding unpaid principal immediately before the PIK Election, and (y) the amount of PIK Interest subject to such PIK Election. The Lender may make a notation hereon of all PIK Interest paid pursuant to a PIK Election.

3.          Manner of Payment. All payments under this Note shall be made by wire transfer of immediately available funds to an account designated by Lender in writing. Any payment shall be applied when received, first, to the payment of any accrued but unpaid interest and, thereafter, to reduce the principal balance of this Note. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. As used herein, “Business Day” means a day other than Saturday on which banks are generally open for business in New York City.

4.          Prepayment. Borrower may, without premium or penalty, at any time and from time to time, upon fifteen (15) days’ prior written notice to Lender, prepay all or a part of the outstanding unpaid principal, together with accrued but unpaid interest thereon computed to the date of prepayment.

5.          Intentionally Omitted.

6.          Advances.

(a)          Subject to the terms and conditions of this Note, Borrower may from time to time during the Term request that Lender advance funds to Borrower (each, an "Advance"), and Lender may make such Advance if it decides to do so in its sole discretion. Borrower shall request each Advance (each, an "Advance Request") by written notice to Lender (each a "Notice of Advance'') stating the amount of the Advance Request and the proposed date of funding. For the avoidance of doubt, Lender shall not be obligated to make Advances under this Note during the Term unless it consents to do so. The Lender may make a notation hereon of each Advance made by it hereunder.

(b)          Borrower shall not be entitled to make any further Advance Requests (i) on or after the Maturity Date, (ii) in the event that the aggregate principal sum outstanding, including the proposed Advance Request, equals or exceeds Maximum Advance Amount, or (iii) in the event that any representation or warranty by Borrower contained herein is untrue or incorrect as of the date of funding of any such Advance Request.

7.          Representations and Warranties. Borrower makes the following representations, warranties and agreements in favor of Lender, which representations and warranties shall survive the execution of this Note and shall remain true, accurate and in full force and effect until all obligations of Borrower under this Note have been satisfied and paid in full:

(a)          Borrower is a duly organized and validly existing corporation and in good standing under the laws of the State of Nevada, and has the power and authority to enter into and perform its obligations under this Note; and

(b)          Borrower has duly executed and delivered this Note, and this Note is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

8.          Covenants. Borrower covenants and agrees that, on and after the date hereof, and until the unpaid principal amount of this Note and any other obligations of Borrower hereunder are paid and performed in full and satisfied, Borrower shall comply with each of the following covenants, unless compliance therewith shall have been waived in writing by Lender:

(a)          Borrower will pay when due all its payment obligations hereunder, in the manner and at the time and place specified in this Note or otherwise by Lender in writing; and

(b)          Borrower will not without the prior written consent of Lender guarantee any obligations other than in the ordinary course of business.

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9.          Events of Default. Upon written notice by the Lender and failure to cure by the Borrower within five (5) business days of receipt of such notice, the occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)          Borrower fails to make any payment when due or otherwise to perform any of the material terms, covenants or provisions of any loan agreement, promissory note or other contract to which Borrower is a party; and/or

(b)          Borrower fails to observe or perform any covenant, obligation, condition or agreement set forth herein.

10.         Remedies Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Lender may declare by notice to Borrower the entire outstanding principal balance of this Note, together with all accrued interest thereon, immediately due and payable, without presentment, demand, protest or notice of protest of any kind, all of which are hereby expressly waived. To the extent permitted by law, Borrower shall pay Lender all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in the collection of this Note upon any Event of Default.

11.         Obligation for Fees and Expenses. Borrower agrees to pay immediately upon demand all costs and expenses of Lender, including reasonable attorneys’ fees, (a) if after default this Note be placed in the hands of an attorney or attorneys, or other appropriate agent(s) for collection; (b) if after an Event of Default hereunder, Lender finds it necessary or desirable to secure the services or advice of one or more attorneys with regard to collection of this Note against Borrower, any guarantor or any other party liable therefor or for the protection of its rights under this Note.

12.         No Waiver. The acceptance by Lender of any payments under this Note after the date that such payment is due shall not constitute a waiver of the right to require prompt payment when due of future or succeeding payments or to declare a default as herein provided for any failure to so pay. The acceptance by Lender of the payment of a portion of any installment at any time that such installment is in its entirety due and payable shall not cure such default and shall not constitute a waiver of Lender’s rights to require full payment when due of all future or succeeding installments.

13.         Governing Law. This Note is governed by the laws of the State of California, without regard to conflict or choice of law principles that would result in the application of any law other than the laws of the State of California.

14.         Assignment and Delegation. Borrower shall have no right to assign its rights hereunder, or to delegate any of its obligations hereunder. Lender shall be entitled to delegate its obligations hereunder and to assign this Note in whole or in part to any person or entity without the consent of Borrower.

15.         Remedies Cumulative. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure will not constitute a waiver of any of Lender’s rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any breach, default or failure of a condition under this Note shall be effective unless it is stated in writing signed by Lender. All of Lender’s remedies in connection with this Note or under applicable law shall be cumulative, and Lender’s exercise of any one or more of those remedies will not constitute an election of remedies. Time is expressly made of the essence with respect to every provision hereof.

16.         Participation. Borrower understands that Lender may transfer this Note, or sell or grant participation in some or all of Borrower’s indebtedness outstanding under this Note. In connection with any such transaction, Lender may disclose to each prospective and actual transferee, purchaser or participant all documents and information relating to the Advances. Lender shall give Borrower notice of any such transfer, sale or grant.

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17.         Notices. Any notice, demand, consent, approval, direction, agreement or other communication (any “Notice”) required or permitted hereunder shall be in writing and shall be validly given and effectively served if mailed by United States mail, first class or certified mail, return receipt requested, postage prepaid, sent by or if sent by verifiable facsimile or e-mail. Any Notice shall be deemed to have been validly given and effectively served hereunder three (3) days after so mailed or on the business day the facsimile or e-mail was sent if delivered during normal business hours, or else on the next succeeding business day. Any person shall have the right to specify, from time to time, as its address or addresses for purposes of this Note, any other address or addresses upon giving three (3) days’ notice thereof to each other person then entitled to receive notices or other instruments hereunder.

18.         Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together comprise but a single instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Senior Promissory Note as of the date first written above.

BORROWER

Loton, Corp

By:
Name:
Its:

LENDER

Trinad Capital Master Fund, Ltd.

By:
Name:
Its:

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SCHEDULE

PROMISSORY NOTE

Date	Principal Amount of Advance Made or PIK Interest	Principal Amount of Advance or PIK Interest Paid or Prepaid	Unpaid Principal Amount of Note	Notation Made By
04/08/2015	$195,500.00		$195,500.00
04/24/2015	$200,000.00		$395,500.00
05/06/2015	$50,000.00		$445,500.00
05/23/2015	$100,000.00		$545,500.00
06/09/2015	$100,000.00		$645,500.00

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